Exhibit 99.1

FOR IMMEDIATE RELEASE

Flexion Therapeutics Reports First-Quarter 2015 Financial Results

Key Highlights

•	Announced a U.S. Department of Defense (DoD) grant worth approximately $2 million to conduct a Phase 2 clinical trial to study lead compound FX006 in active military and medically retired veterans with post-traumatic osteoarthritis (OA)

•	Advanced FX006 by initiating Phase 3 clinical trial on schedule and completing enrollment in pivotal Phase 2b clinical trial

•	Appointed Scott Canute, former President of Global Manufacturing at Eli Lilly and Company and subsequently at Genzyme Corporation, as new Board member

BURLINGTON, Mass., May 7, 2015 – Flexion Therapeutics, Inc. (Nasdaq:FLXN) today announced financial results for the first quarter ended March 31, 2015.

“The team at Flexion was clearly productive during the first quarter of 2015, as we initiated our international Phase 3 clinical trial for FX006 (an intra-articular, sustained release steroid for the treatment of patients with OA knee pain), and completed enrollment in our first pivotal trial (Phase 2b) for the compound. In addition, we also strengthened our Board of Directors during Q1 with the addition of seasoned pharmaceutical manufacturing executive Scott Canute,” said Michael Clayman, M.D., Flexion Therapeutics President and Chief Executive Officer.

“As the year continues, we anticipate announcing data from the first pivotal trial and completing enrollment in our Phase 3 trial, both in Q4. We expect that positive data from these pivotal trials will enable us to submit a New Drug Application (NDA) to the U.S. Food & Drug Administration (FDA) for FX006 in 2016,” added Dr. Clayman.

First-Quarter Financial Results

The company reported a net loss of $9.2 million for the first quarter of 2015, compared to a net loss of $6.5 million for the first quarter of 2014.

Research and development expenses increased to $6.3 million in the first quarter of 2015, compared to $4.2 million for the same period in 2014, due to an increase in FX006 program expenses related to the pivotal Phase 2b and Phase 3 clinical trials and higher expenses related to manufacturing.

General and administrative expenses increased to $2.8 million in the first quarter of 2015, as compared to $2.3 million for the same period in 2014, due primarily to increases in salary and related costs associated with increased headcount including stock based compensation expense.

As of March 31, 2015, the company had $137.4 million in cash, cash equivalents, and marketable securities compared to $151.6 million as of December 31, 2014.

First Quarter Highlights and Recent News:

•	In April 2015, we announced that the DoD awarded the company a grant worth approximately $2 million and that we have initiated a Phase 2 clinical trial investigating FX006 as treatment for OA pain in active military and medically retired veterans with post-traumatic OA of the knee.

•	In February 2015, we initiated a randomized, double-blind, Phase 3 clinical trial of FX006 that will take place at about 50 centers worldwide. Approximately 450 patients will be randomized to one of three treatment groups (1:1:1) and treated with a single IA injection of either saline (placebo) or 40 mg of FX006 or 40 mg of triamcinolone acetonide (TCA). The primary endpoint of this study is the magnitude of pain relief of FX006 at 12 weeks versus placebo and patients will be evaluated through week 24. Secondary objectives of this study include assessing the effect of FX006 on the magnitude and duration of pain relief relative to TCA. The current pivotal Phase 2b trial and the newly initiated Phase 3 trial are designed to provide the required data for FX006 to be submitted for regulatory approval by the FDA.

•	Also in February 2015, we completed enrollment in a pivotal Phase 2b multi-center, randomized, double-blind, placebo-controlled study in 310 patients with OA of the knee. Results, which we expect to release later this year, will address the safety, tolerability and efficacy of FX006. Like the Phase 3 trial, the primary endpoint of the trial is the magnitude of pain relief of FX006 40 mg at 12 weeks versus placebo and patients will continue to be evaluated through week 24.

•	We further strengthened our Board of Directors in March 2015 with the appointment of Scott Canute, the former President of Global Manufacturing Operations at Eli Lilly and Company and subsequently the President of Global Manufacturing and Corporate Operations at Genzyme Corporation.

About Flexion Therapeutics

Flexion is a clinical-stage specialty pharmaceutical company focused on the development and commercialization of novel pain therapies. The company is currently advancing a portfolio of local, injectable drug candidates that have the potential to provide better and more persistent analgesia compared with existing therapy. The company’s lead program, FX006, is an intra-articular sustained-release steroid in development for patients with moderate to severe OA pain. The company also has two additional product candidates, FX007, a locally administered TrkA receptor antagonist for post-operative pain, and FX005, an intra-articular, sustained-release p38 MAP kinase inhibitor for end-stage OA patients.

Conference Call

At 4:30 p.m. ET today, Flexion’s management will host a conference call and webcast to review the Company’s first quarter financial results and provide a general business update. The dial-in number for the conference call is (855) 770-0022 for domestic participants and (908) 982-4677 for international participants, with Conference ID # 34463502. A live webcast of the conference call can also be accessed through the “Investors” tab on the Flexion Therapeutics website at www.flexiontherapeutics.com. A webcast replay will be available online after the call.

Forward-Looking Statements

Statements in this press release regarding matters that are not historical facts, including statements relating to the future of Flexion; its ongoing development of its product candidates; expected timing and results of the ongoing Phase 2b clinical trial, the DoD-funded Phase 2 clinical trial, and the ongoing Phase 3 clinical trial; plans and timing for regulatory submissions; anticipated clinical and other milestones (including the timing of such milestones); and potential benefits of FX006, are forward-looking statements. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, risks associated with the process of discovering, developing and obtaining regulatory approval for drugs that are safe and effective for use as human therapeutics, the fact that results of past clinical trials may not be predictive of subsequent trials, the fact that Flexion relies on third parties to manufacture and conduct the clinical trials of its product candidates, which could delay or limit their future development or regulatory approval, the fact that Flexion will require additional capital, including prior to commercializing FX006 or any of its other product candidates, and may be unable to obtain such additional capital in sufficient amounts or on terms acceptable to it, the risk that Flexion’s patents may be challenged or invalidated, and other risks and uncertainties described in Flexion’s filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in Flexion’s Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent filings with the SEC. You are encouraged to read Flexion’s filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this press release, and Flexion undertakes no obligation to update or revise any of the statements.

FLEXION THERAPEUTICS

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except for per share information)

	Three Months Ended March 31,
	2015	2014
Revenue	$—	$—

Operating expenses:

Research and development	6,255	4,151

General and administrative	2,760	2,284

Total expenses	9,015	6,435

Loss from operations	(9,015)	(6,435)
Interest income (expense), net	(35)	(81)
Other income (expense)	(123)	(26)

Loss from operations before income tax	(9,173)	(6,542)

Net loss	(9,173)	(6,542)

Basic and diluted net loss per share	$(0.43)	$(0.86)
Basic and diluted weighted average number of common shares outstanding	21,451	7,633

FLEXION THERAPEUTICS

SELECTED BALANCE SHEET DATA

(in thousands)

	March 31,	December 31,
	2015	2014

Cash and cash equivalents	$26,963	$103,098
Marketable securities	110,398	48,527
Total current assets	134,238	152,127
Working capital	130,078	145,328
Total assets	141,022	153,377
Total notes payable	—	3,593

Total stockholders’ equity (deficit)	136,834	144,942

CONTACTS:

Media Contact

Jamie Lacey-Moreira

PressComm PR, LLC

T: 410-299-3310

jamielacey@presscommpr.com

Corporate Contact

Lisa Davidson, MBA

Vice President, Finance and Administration

Flexion Therapeutics

T: 781-305-7765

ldavidson@flexiontherapeutics.com